EXHIBIT 99.1

Eversource Energy Reports Year-End 2014 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 11, 2015)  Northeast Utilities (NYSE: NU), which last week began operating as Eversource Energy, today reported full-year 2014 earnings of
$819.5 million, or $2.58 per share, compared with full-year 2013 earnings of $786 million, or $2.49 per share.  Excluding integration costs, Eversource earned $841.6 million, or $2.65 per share, in 2014, compared with $799.8 million, or $2.53 per share1, in 2013.

In the fourth quarter of 2014, Eversource Energy earned $221.6 million, or $0.69 per share, compared with $177.4 million, or $0.56 per share, in the fourth quarter of 2013.  Fourth-quarter results include after-tax integration costs of $8.7 million in 2014 and $3.2 million in 2013.  Excluding those costs, Eversource earned $230.3 million, or $0.72 per share, in the fourth quarter of 2014, compared with $180.6 million, or $0.57 per share1, in the fourth quarter of 2013.  The very strong fourth quarter results were driven by improved transmission segment earnings and significantly lower operation and maintenance costs.

Thomas J. May, Eversource Energy chairman, president and chief executive officer, said, “Operationally and financially, we had a very strong finish to 2014, which provides us with considerable momentum heading into 2015 as we continue to address and resolve the most difficult energy supply challenges facing New England.”

May highlighted a number of accomplishments in 2014:

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Strong electric service reliability and the company’s best overall system performance on record;

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Significant improvement in the company’s customer service metrics;

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More than 10,600 new natural gas heating customers at Eversource Energy’s natural gas utilities;

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Strong execution of approximately $723 million of electric transmission projects, including completion of most of the company’s section of the Interstate Reliability Project in northeastern Connecticut;

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Announcement of the Access Northeast proposal with Spectra Energy to significantly enhance New England’s access to natural gas supplies; and

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Further improvement of top-tier industry credit ratings.

2015 and Long-Term Earnings Guidance

Also today, Eversource Energy projected 2015 earnings per share of between $2.75 per share and $2.90 per share and long-term annual earnings per share growth through 2018 of between 6 percent and 8 percent, using 2014 earnings per share as the base.

Electric Transmission

Eversource Energy’s transmission segment earned $295.4 million for the full year of 2014, compared with

$287 million for the full year of 2013, and $88.6 million for the fourth quarter of 2014, compared with $71.6 million for the fourth quarter of 2013.  The earnings improvement for the fourth quarter of 2014 in part reflects continued investment in the Eversource transmission system.  Full-year results include a net charge of $22.4 million, or $0.07 per share, recorded in 2014 to reflect refunds associated with a Federal Energy Regulatory Commission (FERC) decision lowering the return on equity for all of New England’s electric transmission owners.  The FERC decision was retroactive to October 2011.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $462.4 million for the full year of 2014, compared with $427.0 million for the full year of 2013.  Full year 2014 results benefited from higher revenues and lower operation and maintenance costs, partially offset by higher depreciation and property tax expense.  In the fourth quarter of 2014, the electric distribution and generation segment earned
$113.3 million, compared with earnings of $79.5 million in the fourth quarter of 2013.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company earned $282.2 million in 2014, compared with earnings of $273.9 million in 2013.  Improved results primarily reflect lower operation and maintenance costs, partially offset by the aforementioned transmission charge, a 1.6 percent decline in retail sales, and higher depreciation and property tax expense.

NSTAR Electric Company earned $301.1 million in 2014, compared with earnings of $266.4 million in 2013.  Improved results primarily reflect lower operation and maintenance costs and higher transmission earnings.

Public Service Company of New Hampshire earned $113.9 million in 2014, compared with $111.4 million in 2013.  Improved 2014 results were due primarily to higher transmission earnings resulting from a higher level of investment.

Western Massachusetts Electric Company (WMECO) earned $57.8 million in 2014, compared with
$60.4 million in 2013.  WMECO’s 2014 results declined largely due to lower transmission earnings due to the FERC ruling on New England transmission ROEs.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment, which includes Yankee Gas Services Company and NSTAR Gas Company, earned $72.3 million in 2014, compared with earnings of $60.9 million for the full year 2013, and $28.1 million in the fourth quarter of 2014, compared with $26.8 million in the fourth quarter of 2013.  Improved full-year results reflect higher revenues due to customer additions and a much colder first quarter in 2014, compared with 2013.  Higher fourth quarter 2014 results, compared with 2013, reflect customer growth and lower operation and maintenance costs, partially offset by milder weather in 2014.

Eversource Energy parent and other companies

Eversource Energy parent and other companies earned $11.5 million in 2014, compared with earnings of $24.9 million for the full year of 2013.  Both figures exclude after-tax integration costs, which totaled $22.1 million in 2014 and $13.8 million in 2013.  In the fourth quarter of 2014, Eversource parent and other companies earned $0.3 million, excluding $8.7 million of after-tax integration costs, compared with earnings of $2.7 million in the fourth quarter of 2013, excluding $3.2 million of after-tax integration-related costs.  Lower full-year results primarily reflect a higher effective tax rate in 2014.

The following table reconciles earnings per share for the fourth quarter and year ended December 31, 2014 and 2013.

		Fourth Quarter	Full Year
2013	Reported EPS	$0.56	$2.49
	2013 integration costs	$0.01	$0.04
	2013 EPS before merger costs	$0.57	$2.53
	Higher transmission earnings in 2014	$0.05	$0.02
	Higher electric distribution revenues in 2014	$0.02	$0.02
	Higher firm natural gas sales in 2014	$0.00	$0.05
	Lower non-tracked O&M in 2014	$0.14	$0.23
	Higher property tax, depreciation in 2014	($0.05)	($0.09)
	Higher non-tracked interest expense in 2014	$0.00	($0.03)
	Other, primarily higher effective tax rate in 2014	($0.01)	($0.08)
	2014 EPS before integration-related costs	$0.72	$2.65
	2014 integration costs	($0.03)	($0.07)
2014	Reported EPS	$0.69	$2.58

Financial results for the fourth quarter and year ended December 31, 2014 and 2013 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2014	December 31, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$113.3	$79.5	$33.8	$0.35
Natural Gas Distribution	$28.1	$26.8	$1.3	$0.09
Electric Transmission	$88.6	$71.6	$17.0	$0.28
Eversource Parent and Other Companies, ex. integration costs	$0.3	$2.7	($2.4)	$0.00
Earnings, ex. integration costs	$230.3	$180.6	$49.7	$0.72
Integration costs	($8.7)	($3.2)	($5.5)	($0.03)
Reported Earnings	$221.6	$177.4	$44.2	$0.69

12 months ended:

(in millions, except EPS)	December 31, 2014	December 31, 2013	Increase/ (Decrease)	2014 EPS[1]
Electric Distribution/Generation	$462.4	$427.0	$35.4	$1.45
Natural Gas Distribution	$72.3	$60.9	$11.4	$0.23
Electric Transmission	$295.4	$287.0	$8.4	$0.93
Eversource Parent and Other Companies, ex. integration costs	$11.5	$24.9	($13.4)	$0.04
Earnings, ex. integration costs	$841.6	$799.8	$41.8	$2.65
Integration costs	($22.1)	($13.8)	($8.3)	($0.07)
Reported Earnings	$819.5	$786.0	$33.5	$2.58

Retail sales data:

	December 31, 2014	December 31, 2013	% Change Actual	% Change Weather Norm.
Electric Distribution
Gwh for three months ended	13,004	13,377	(2.8%)	(1.2%)
Gwh for 12 months ended	54,442	55,331	(1.6%)	(1.0%)

Natural Gas Distribution
Firm volumes in mmcf for three months ended	27,855	29,268	(4.8%)	1.1%
Firm volumes in mmcf for 12 months ended	99,500	94,083	5.8%	2.9%

The company has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

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Note:  Eversource Energy will webcast a conference call with senior management on February 12, 2015, beginning at 9 a.m. Eastern Time.  The webcast and accompanying slides can be accessed through Eversource Energy’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, fourth quarter and full year 2014 and 2013 earnings and EPS excluding certain integration costs related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our fourth quarter and full year 2014 and 2013 results without including the impact of the non-recurring integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for Eversource’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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